Exhibit 99.1

1275 West Washington Street - Suite 101
Tempe, AZ 85281
(602) 286-5520
www.capstonethx.com
Nasdaq: CAPS

FOR FURTHER INFORMATION:
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group
(602) 286-5250	(646) 378-2972
kstruck@capstonethx.com	lglaser@troutgroup.com

Capstone Therapeutics Announces Transfer To NASDAQ Capital Market

Tempe, AZ – November 17, 2009 ─ Capstone Therapeutics (the “Company”) (Nasdaq: CAPS) today announced that its application to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market has been approved by Nasdaq.  This transfer will be effective at the opening of business on Friday, November 20, 2009, and the Company's common stock will continue to trade under the symbol "CAPS."  The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market.  All companies listed on The Nasdaq Capital Market must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements.

“The transfer to the Capital Market allows our investors to continue to benefit from our shares being listed on the Nasdaq Stock Market.  It also allows us to maintain our visibility with the investment community while we continue to execute on our business and product development plans,” said John M. Holliman, III, Capstone Therapeutics Executive Chairman.

Background

On August 8, 2008, the Company received a letter from The Nasdaq Stock Market notifying it that for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).  To regain compliance with The Nasdaq Global Market continued listing requirements, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days.  With extensions, the Company was granted until November 23, 2009, to regain compliance.  In anticipation of not meeting the minimum bid price continued listing requirement, the Company requested and on November 16, 2009, received approval from Nasdaq to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market.  The Company will be afforded an additional period, ending May 22, 2010, to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market.  If compliance is not regained, Nasdaq will notify the Company of its determination to delist the Company’s common stock, which decision may be appealed to a Nasdaq Listing Qualifications Panel.

About Capstone Therapeutics

Capstone Therapeutics (trade name of OrthoLogic Corp.) is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin® (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models and safety in clinical trials, AZX100 is currently being evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary disease.  Capstone has an exclusive worldwide license to AZX100.

Capstone Therapeutics Announces Transfer To NASDAQ Capital Market
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Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction, such as acute myocardial infarction.  The Company owns exclusive worldwide rights to Chrysalin.

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone Therapeutics regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our product; affects on our stock price and liquidity if we are unable to meet the requirements for continued listing on the Nasdaq Capital Market; our need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2008, and other documents we file with the Securities and Exchange Commission.

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Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.